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                                                                   EXHIBIT 99.1


FOR RELEASE:       IMMEDIATELY

PARKER CONTACTS:   Media  -
                   Lorrie Paul Crum, VP - Corp. Communications
                   216/896-2750
                   After hours: 330/666-4196
                   lcrum@parker.com

                   Financial Analysts  -
                   Pamela Huggins, VP & Treasurer
                   216/896-2240
                   phuggins@parker.com

DENISON CONTACT:   Bruce A. Smith, Chief Financial Officer & Director
                   937/644-4437

STOCK SYMBOLS:     Parker Hannifin - PH:NYSE; Denison International -
                   DENHY:NASDAQ

PARKER HANNIFIN AND DENISON INTERNATIONAL SIGN AGREEMENT FOR PARKER TO ACQUIRE DENISON SHARES IN A CASH TENDER OFFER OF $24 PER SHARE

-     COMBINATION TO STRENGTHEN PARKER'S LEAD IN TOTAL SYSTEMS FOR MOTION &
      CONTROL

-     COMPANIES BRING COMPLEMENTARY PRODUCT LINES WITH VERY LITTLE OVERLAP

Cleveland, Ohio: Dec. 08, 2003 - Parker Hannifin Corporation (NYSE: PH) and Denison International plc (NASDAQ: DENHY) today announced they have signed a definitive agreement for Parker to acquire Denison in a cash tender offer. The agreement, which is subject to customary regulatory approvals and certain closing conditions, calls for Denison shareholders to receive $24 in cash for each Denison ordinary share, including those represented by American Depositary Shares, and each Denison `A` ordinary share. As part of the transaction, which is expected to close in the first quarter of 2004, Parker will acquire Denison's cash at closing. As of September 30, 2003, Denison's balance sheet reflected $56.2 million in cash with $0.8 million in notes payable.

"Denison is among the best performers in the industry, with a well established footprint in international markets for industrial hydraulics, including solid, profitable performance in Europe and a significant presence in Asia, all of which will be additive to our profitability and growth acceleration plans, especially in China," said Parker President and CEO Don Washkewicz.

Parker Hydraulics Group President Lee Banks said, "We are very excited about the prospects of this combination. Denison has additional systems capabilities we can bolt onto our business, and brings a number of complementary technologies, including vane pumps, hydrostatics and a digitally controlled fan-drive system."

With annual revenues of approximately $180 million, 61 percent of Denison's business is in Europe. Denison employs approximately 1,150 people in Europe, Asia and North America. "Strategically and culturally, our organizations are a good fit, with common principles of conservative management and long-term value creation, reflected in both our balance sheets and our ability to attract and retain talented, hard working people," Banks said.

Denison Chairman J. Colin Keith said, "Denison is very pleased and excited about joining the Parker organization. Our companies complement each other in many areas, and the addition of Denison technologies


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and system capabilities will enhance the already strong contributions of
Parker's product and system offerings to the hydraulics industry. We also feel the combination will offer current and long term strategic benefits for our customers, business associates and employees".

Parker noted that Denison shareholders holding approximately 47 percent of the ordinary shares (including those represented by American Depositary Shares), and more than 90 percent of the `A' ordinary shares, have entered into agreements to tender their shares in response to Parker's offer.

Denison International plc is an industrial manufacturer and service provider for highly engineered hydraulic fluid power systems and components. Lazard Freres & Co. LLC is acting as the investment banker to Denison in the transaction. For more information about Denison and its products, please visit www.denisonhydraulics.com.

With annual sales of $6 billion, Parker Hannifin is the world's leading diversified manufacturer of motion and control technologies and systems, providing precision-engineered solutions for a wide variety of commercial, mobile, industrial and aerospace markets. The company employs more than 46,000 people in 44 countries around the world. Parker has increased annual dividends paid to shareholders for 47 consecutive years, which is among the top five longest-running dividend-increase records in the S&P 500. For more information, visit the company's web site at www.parker.com.

Note: A slide presentation with additional information about the transaction is available to all interested parties on Parker Hannifin's investor relations web site at www.phstock.com.

Securities Legend:

This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities of Denison International plc. At the time the expected tender offer is commenced, Parker-Hannifin Corporation will file tender offer materials with the Securities and Exchange Commission (the "SEC") and Denison International plc will file a solicitation/recommendation statement with respect to the tender offer. The tender offer materials, including an offer to purchase, a related letter of transmittal and other offer documents, and the solicitation/recommendation statement will contain important information. Shareholders of Denison International plc should read this information carefully before making any decisions about the tender offer. The tender offer materials, certain other offer materials, and the solicitation/recommendation statement will be sent to all shareholders of Denison International plc free of charge. In addition, all of these materials will be available free of charge on the SEC's website at www.sec.gov.

FORWARD-LOOKING STATEMENTS:

Parker Hannifin:

Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks, including the ability to successfully consummate the announced transaction. All statements regarding future performance, earnings projections, events or developments are forward-looking statements. It is possible that the future performance of the company may differ materially from current expectations depending on economic conditions within its industrial markets, and the company's ability to achieve anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins, and growth initiatives. A change in economic conditions in individual markets may have a particularly volatile effect on segment projections. Among the other factors which may affect future performance are: changes in business relationships with and purchases by or from major customers or suppliers, including delays or cancellations in shipments; uncertainties surrounding timing, successful completion or integration of acquisitions; threats associated with and efforts to combat terrorism; competitive market conditions and resulting effects on sales and pricing; increases in raw-material costs that cannot be recovered in product pricing; and global economic factors, including currency exchange rates, difficulties entering new markets and general economic conditions such as interest rates. The company makes these statements as of the date of this disclosure, and undertakes no obligation to update them.


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Denison International:

Certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbors from liability established by the Private Securities Litigation Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those currently anticipated. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and Denison International plc undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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